Exhibit 99.2

FACT SHEET

April 4, 2011

TI to acquire National Semiconductor

	www.ti.com	www.National.com

Headquarters	Dallas, Texas	Santa Clara, California

Employees	28,400	5,700

Revenue	$14.0 billion, CY2010	$1.6 billion, CY2010

Primary businesses	Analog and Embedded Processing semiconductors	Analog semiconductors

Analog market share	14%	3%

Sales offices	30 countries	18 countries

Manufacturing locations	8 countries	3 countries

Transaction	On April 4, 2011, TI signed a definitive agreement to acquire National Semiconductor, combining two industry leaders in analog semiconductors.

Complementary expertise	30,000 analog products Depth in mobile/portable markets Extensive customer reach 300mm analog manufacturing	12,000 analog products Depth in industrial markets Customer design tools

Strategic rationale

•      Together, the two companies offer customers an analog portfolio of unmatched depth and breadth for almost any electronic system.

•      The combined sales force will be 10 times larger than National’s current sales force and can unlock National’s growth by exposing its products to more customers in more markets.

•      TI believes the combined, larger company can grow significantly faster than the market.

Financial terms

•      TI will acquire National for $25 per share, or about $6.5 billion total. National has 260 million shares, including 243 million shares outstanding plus additional stock options, restricted shares and other share equivalents.

•      This is an all-cash transaction, funded with a combination of cash balances and debt.

•      The acquisition is subject to U.S. and international regulatory approvals, and it must be approved by National’s shareholders.

•      The transaction is expected to close in 6 to 9 months.

Seamless transition for customers

•      42,000 products with a wide range of performance, power and packaging options

•      One face and one place for all products and support tools

•      A single sales force for face-to-face support

•      Manufacturing capacity to support customers’ growth

•      No requalification of products, no obsolescence of parts, no part number changes

About the Companies	Texas Instruments semiconductors help 80,000 customers unlock the possibilities of the world as it could be – smarter, safer, greener, healthier and more fun. Our commitment to building a better future is ingrained in everything we do – from the responsible manufacturing of our semiconductors, to caring for our employees, to giving back inside our communities.	National Semiconductor is a leader in power management technology. Known for its easy-to-use analog integrated circuits and world-class supply chain, National’s high-performance analog products enable its customers’ systems to be more energy efficient.

Forward-Looking Statements

This fact sheet includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by phrases such as TI, National or management of either company “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe the proposed transaction, including its financial impact, and other statements of management’s beliefs, intentions or goals also are forward-looking statements. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of TI or National stock. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: the ability of the parties to consummate the proposed merger and the satisfaction of the conditions precedent to consummation of the proposed merger, including the ability to secure regulatory approvals at all or in a timely manner; the ability of TI to successfully integrate National’s operations, product lines and technology and realize additional opportunities for growth; the ability of TI to realize synergies in terms of growth and cost savings; and the other risks and important factors contained and identified in TI’s most recent Annual Report on Form 10-K or National’s most recent Quarterly Report on Form 10-Q, and other SEC filings of the companies, that could cause actual results to differ materially from the forward-looking statements.

The forward-looking statements included in this fact sheet are made only as of the date of this fact sheet. Neither TI nor National undertakes any obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Additional Information and Where to Find It

National intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement in connection with the proposed merger with TI. The definitive proxy statement will be sent or given to the stockholders of National and will contain important information about the proposed merger and related matters. SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. The proxy statement and other relevant materials (when they become available), and any other documents filed by National with the SEC, may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from National by contacting Investor Relations by mail at National Semiconductor Corporation, Mail Stop G2-397, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, CA 95052-8090, Attn: Investor Relations Department, or by telephone at (408) 721-5007.

Participants in the Solicitation

National and TI and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from National stockholders in connection with the proposed merger. Information about TI’s directors and executive officers is set forth in TI’s proxy statement for its 2011 Annual Meeting of Stockholders filed with the SEC on March 7, 2011, and its Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 25, 2011. These documents are available free of charge at the SEC’s web site at www.sec.gov, and by mail at Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attention: Investor Relations, or by going to TI’s Investor Relations page on its corporate web site at

www.ti.com. Information about National’s directors and executive officers is set forth in its proxy statement for its 2010 Annual Meeting of Stockholders, which was filed with the SEC on August 11, 2010. This document is available free of charge at the SEC’s web site at www.sec.gov, and from National by contacting Investor Relations by telephone at (408) 721-5007, or by mail at National Semiconductor Corporation, Mail Stop G2-397, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, CA 95052-8090, Attn: Investor Relations Department, or by going to National’s Investor Relations page on its corporate web site at www.national.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that National intends to file with the SEC.